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              ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

                                     BETWEEN

                             BUCKBEE-MEARS CORTLAND
                         A UNIT OF BMC INDUSTRIES, INC.
                                       AND

                               FLUOR DANIEL, INC.







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                                TABLE OF CONTENTS

ARTICLE             TITLE
- -------             -----

                    INTRODUCTION

ARTICLE I           DESCRIPTION OF AGREEMENT

ARTICLE II          SCOPE OF SERVICES

ARTICLE III         COMPENSATION

ARTICLE IV          TERMS OF PAYMENT

ARTICLE V           GUARANTEES

ARTICLE VI          INDEMNIFICATION

ARTICLE VII         INSURANCE

ARTICLE VIII        TERMINATION AND CANCELLATION

ARTICLE IX          COMPLETION

ARTICLE X           TRANSFER AND ACCEPTANCE

ARTICLE XI          GENERAL PROVISIONS

SIGNATURE PAGE
                                      (i)
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               ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT



THIS AGREEMENT for the performance of services is executed and made effective as of the 29th day of June, 1995, between BUCKBEE-MEARS CORTLAND a Unit of BMC Industries, Inc. ("Owner") and FLUOR DANIEL, INC. ("Fluor Daniel").

IN CONSIDERATION of the covenants hereinafter set forth, the parties hereto mutually agree as follows:


                                    ARTICLE I
                            DESCRIPTION OF AGREEMENT

1.1   DOCUMENTS INCLUDED

      This Agreement consists of this contract document as it may be amended and supplemented from time to time by mutual written agreement of the parties and the following attached Exhibits:

      Exhibit A:     Scope of Work and Services which shall be supplemented and further defined by the project record for the services and finalized with the agreement on the Guaranteed Maximum
                     Price.
           Exhibit A-1 -  Mechanical and Performance Completion Definitions to
                          be added by amendment.

      Exhibit B: Rate Schedules
           US Base Compensation Ranges, Effective July 25, 1994
           US Billing Codes and Job Classifications, Effective October 24, 1994 Project Management Principals Charge Schedule, Effective
             October 24, 1994
           US Computer Charge Schedule and Attachment 1 (VARs), Effective
             October 24, 1994
           US Reprographics Charge Schedule, Effective October 24, 1994
      Exhibit C: Small Tools
      Exhibit D: Schedule of Rental Equipment
      Exhibit E: Letter dated August 8, 1995 Listing Owner's Chemicals at the Site

1.2   ENTIRE AGREEMENT

      This Agreement, as defined in Section 1.1, sets forth the full and complete understanding of the parties as of the date first above stated. There are no other understandings, terms or conditions and neither party has relied upon any representation, express or implied, not contained in this Agreement.

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1.3   CONFLICTING PROVISIONS

      This Agreement and the Exhibits are to be complementary and construed in harmony with each other. In the event of any conflict between this Agreement and any of the Exhibits hereto, the terms and provisions of this Agreement shall control. In the event of any conflict among the Exhibits, the more specific shall apply.


                                    ARTICLE II
                                 SCOPE OF SERVICES

2.1   DESCRIPTION OF SERVICES

      Fluor Daniel shall perform the engineering, procurement and/or construction services (the "Services") in connection with Owner's facility located in Cortland County, New York ("Project") as described in Exhibit "A". All engineering services shall be performed by EFDEE New York Engineers & Architects P.C. ("Engineer") as a subcontractor to Fluor Daniel. All services performed by Engineer shall be governed by this Agreement and all references to the providing of engineering and/or architectural and related services shall refer to Engineer. Notwithstanding anything herein to the contrary, the parties agree that Exhibit A is a working document only and is attached solely for the purpose of providing a general description of the Scope of Services and the agreement on the Scope of Services will be finalized and added by amendment at the time the parties agree on the Guaranteed Maximum Price.

2.2   FLUOR DANIEL'S RESPONSIBILITIES

      Fluor Daniel shall provide the following services as necessary to specifically complete the Project, as such Services are more specifically set forth in Exhibit A, which shall be supplemented and further defined by the project record for the Services and finalized with the agreement on the Guaranteed Maximum Price..

      (a) Provide overall project and execution management as the general contractor;

      (b) Furnish the necessary supervisors, engineers, designers, draftsmen and other personnel necessary for the preparation of drawings and specifications required for the Services;

      (c) Furnish the buyers, inspectors, expediters and other personnel necessary to procure all materials, supplies and equipment necessary to carry out and complete the Services;

      (d) Furnish the supervisors, foremen, skilled and unskilled labor and all other personnel necessary to carry out and complete the Services;

      (e) Procure all machinery, equipment, materials and expendable construction items and supplies necessary to carry out and complete the Services;

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      (f)  Prepare, furnish and update the project schedules and cost estimates;

      (g) Obtain and maintain in effect all licenses/permits which are required for the Services as set forth in Exhibit "A", and which are to be obtained by Fluor Daniel;

      (h) Supply the small tools described in Exhibit "C" which are to carry out and complete the Services;

      (i) Furnish, to the extent available, Fluor Daniel major construction tools and equipment described in Exhibit "D", and, where not available, procure such third party construction tools and equipment as may be necessary to carry out and complete the Services; and

      (j) Appoint an individual as the Project Director who shall be authorized to act on behalf of Fluor Daniel and with whom Owner may consult at all reasonable times, and whose instructions, requests and decisions will be binding upon Fluor Daniel as to all matters pertaining to this Agreement and the performance of the parties hereunder.

      (k) Fluor Daniel shall make the key personnel available until completion of the Project, so long as they are employed by Fluor Daniel. These personnel shall be removed from performing the Services only with the prior written consent of Owner, which shall not be unreasonably withheld. The key personnel shall be Robert Powell, Glen Dimick, and Ken Nielsen.

2.3   OWNER'S RESPONSIBILITIES

      Owner shall at such times as may be required by Fluor Daniel for the successful and expeditious completion of the Services:

      (a) Provide a site for the Services, suitable access thereto and an adequate area or areas adjoining such site for Fluor Daniel's office, warehouse, craft change rooms, shop buildings, welding facilities, materials storage, employee parking and furnish necessary construction utilities.

      (b) Obtain all permits and licenses required to be taken out in the name of Owner which are necessary for the performance of the Services. The parties shall jointly develop the list of necessary licenses and permits;

      (c) Except as otherwise provided herein, start-up the facilities and provide all personnel and supplies necessary to the start-up, operation and maintenance thereof;

      (d)  Pay all property taxes assessed against the facilities; and

      (e) The Owner shall appoint a project manager who shall be authorized to act on behalf of Owner, with whom Fluor Daniel may consult at all reasonable times, and whose written

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           instructions, requests and decisions will be binding upon Owner as to all matters pertaining to this Agreement and the performance of the parties hereunder.

2.4   CHANGES

      It is the desire of the parties to keep changes in the scope of Services at a minimum, but the parties recognize that such changes may become necessary and agree that they shall be handled as follows.

      (a) AGREED UPON CHANGES IN THE SERVICES. Owner may initiate changes by advising Fluor Daniel in writing of the change believed to be necessary. As soon thereafter as practicable, Fluor Daniel shall prepare a cost estimate of the change and shall inform Owner of the adjustment in the Fee, the GMP and/or the completion date set forth in Section 9.2, if any, applicable thereto. Owner shall then advise Fluor Daniel in writing of its approval or disapproval of the change and the corresponding change to the cost estimate or adjustment in the Fee, the GMP or Schedule. If Owner approves the change and the corresponding change to the cost estimate or adjustment in the Fee, the GMP or Schedule, Fluor Daniel shall perform the Services as changed and the adjustment in the Fee, the GMP and the completion date, if any, shall become effective.
           Fluor Daniel may initiate changes by advising Owner in writing that in its opinion a change is necessary. If Owner approves, it shall so advise Fluor Daniel and, thereafter, the change shall be handled as if initiated by Owner. If Owner does not approve a change, the change shall not become effective and Owner shall reimburse Fluor Daniel separately for the costs incurred in preparation of the cost estimate.

      (b)  CONSTRUCTIVE CHANGES AND OTHER ADDITIONAL COSTS.  In the event of
           (1) the Owner's addition to, modification of or deletion from the Scope of Work and Services included in the GMP; (2) A change in the Project schedule, if any, as mutually agreed by the parties
           (3) the discovery of any climatic, subsurface or other conditions which differ from (a) those shown in or reasonably inferable from the documents upon which the Agreement is based and/or (b) those ordinarily encountered and generally recognized as inherent in the locality of the Project; (4) a modification of applicable law or the interpretation thereof by which Fluor Daniel is required to pay increased or additional taxes, government-regulated transportation costs, insurance or other amounts which are not required as of the date of this Agreement; (5) delay, suspension of, or interference with the Services by Owner or by any other person or entity including, but not limited to, national, state and local governments which delay is not the result of Fluor Daniel's failure to comply with any necessary permit, license or other requirement; (6) modification to or delay in furnishing design criteria or other information supplied by any person or entity other than Fluor Daniel or its subcontractors, if performance of this Agreement depends upon such criteria or information; and/or (7) any other increase in Fluor Daniel's costs, or the time required for completion of the Services

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           due to force majeure as set forth in Section 11.3 hereof, or a change in applicable law then the Fee and the completion date, if any, shall be equitably adjusted and Fluor Daniel shall be paid, and the GMP shall be increased by an amount equal to the additional costs to Fluor Daniel resulting therefrom.

      (c) If either party disputes the existence, extent, validity or affect of a change, then either party may notify the other party that it desires to meet and resolve the dispute. If the dispute cannot be resolved to the mutual satisfaction of the parties within ten (10) business days, then either party can demand binding dispute resolution in accordance with Section 11.15(i). Such dispute resolution process shall commence immediately and conclude no later than thirty (30) business days following the notice of the dispute.


                                    ARTICLE III
                                   COMPENSATION

3.1   CONTRACT PRICE

      Owner shall pay Fluor Daniel for the Services the Sum of a Fee and reimbursable costs up to a guaranteed maximum amount ("GMP"). The GMP will be developed based on the general scope of work as such work is described in Exhibit "A". Due to the preliminary nature of the scope of work and the incomplete nature of the current design, the parties have mutually agreed that the GMP will be developed on more complete design and scope. The target date for presenting the GMP to the Owner is March 15, 1996. It is the intent that the GMP would be agreed upon by April 1, 1996 and the GMP will be added to this Agreement by Amendment.

      The parties have estimated the amount of the expenditures necessary to complete Phase I and agree that such amount shall not exceed $15,000,000 without prior written permission of Owner. If the parties are unable to agree on the GMP by April 1, 1996, then Owner shall immediately have the right to terminate in accordance with Section 8.3, provided Owner pays Fluor Daniel the Fee earned to date or if the Fee earned is less than $500,000 then Owner shall pay Fluor Daniel the difference, if any, between $500,000 and the portion of the Fee paid to Fluor Daniel through the date of termination which shall satisfy Owner's obligation to pay the Fee for the drawings and engineering services that had been provided prior to such termination.

           Phase I is defined as:

                - Design and Engineering Required to Support the Guaranteed Max Estimate
                -    Site Work and Improvements
                -    Process Building, Foundations and Structural Frame
                -    Establishment of FD's on Site Construction Office

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3.2   COSTS - Owner shall reimburse Fluor Daniel all costs and expenses as follows:

      (a)  1.   HOME OR BRANCH OFFICE PERSONNEL:  Base Compensation Rates of
                all personnel permanently assigned to the Home or Branch office, including operations vice presidents, for such time as is devoted by them to the Services (including travel time), whether such Services are performed in the office or in the field, plus an amount equal to eighty percent (80%) of said Base Compensation Rates as compensation for payroll insurance and group medical and life insurance, salary continuation, other employee benefits, insurance required in
                Article VII, Section 7.1 (a), (b), (c) and (f), and the cost referred to in Section 3.4 hereof.

           2. FIELD OFFICE PERSONNEL: Base Compensation Rates of all personnel assigned to and located at the project site field office, for such time as is devoted by them to the Services (including travel time), plus an amount equal to sixty (60%) of said Base Compensation Rates as compensation for payroll insurance and taxes, holidays and other time off with pay, group medical and life insurance, salary continuation, other employee benefits, insurance required in Article VII, Section
                7.1 (a), (b), (c) and (f), and the costs referred to in
                Section 3.4 hereof.

           3. FIELD CRAFT LABOR: Direct wages for all craft or manual labor engaged in the Services; plus payroll insurance and taxes including Workers' Compensation and Employers' Liability, FICA (social security), FUTA and SUI (federal and state unemployment), and other statutory benefits, taxes, or fees; plus an amount equal to eight percent (8%) of such direct wages for Fluor Daniel's established Craft Benefit Program; plus an amount equal to four and one tenth percent (4.1%) of such direct wages for the general liability insurance program described in Section 7.1(b) hereof.

           4. PROJECT MANAGEMENT PRINCIPALS: The fixed hourly billing rates shown in Exhibit "B", without any additional markup, for certain key personnel and others who may be designated as Project Management Professionals, subject to prior approval of Owner.

      (b) AGENCY PERSONNEL. Shall mean Management, technical and/or secretarial personnel employed by a third party company who, work temporarily on the Project at the Home Office or site office to provide engineering, management or administrative services under the direction of Fluor Daniel. Invoiced cost to Fluor Daniel for any agency personnel utilized for the Services, plus an amount equal to forty percent (40%) of the invoiced cost for such agency personnel used in the Home Office or Field Officer to cover facilities and supplies costs and overhead costs set forth in
           Section 3.4.

      (c) COMPENSATION POLICIES - Base Compensation Rates, and job classifications shall be administered in accordance with Fluor Daniel compensation policies and with the ranges

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           and classifications attached to this Agreement as Exhibits "B" Base
           Compensation shall be the actual salary or wage paid to the employee plus thirteen percent (13%) to cover all time off with pay including vacations, holidays, and sick leave. Hourly Base Compensation Rates shall be determined by dividing Yearly Base Compensation by 2080. Personnel classified as Non-except are paid time and one-half premium for all time worked over forty (40) hours per week. Exempt employees shall be paid straight time for all work over 40 hours per week.

      (d) SUBCONTRACTS. Invoiced costs of all engineering, construction, and services subcontracts, less any discounts or rebates.

      (e) MATERIALS AND EQUIPMENT. Cost of all materials, machinery, equipment, supplies, parts and miscellaneous services which are provided by Fluor Daniel or its subcontractors/suppliers at the site or at another location approved by Owner or which is necessary for the completion of the Work, including all costs of transportation, loading and unloading, storage, insurance, duties, and sales or use taxes.

      (f) CONSTRUCTION TOOLS AND EQUIPMENT. Cost to purchase or lease, transport, fuel, store, and maintain all construction tools and equipment required for the Services. Any tools and equipment or other property purchased and reimbursed by Owner to perform the Services shall become the property of the Owner. Total rental charges for any item owned by Fluor Daniel or its subsidiaries shall not exceed 75% of the new purchase price of that item unless otherwise approved.

      (g) TRANSPORTATION, TRAVEL AND RELOCATION EXPENSE. Cost of transportation, travel and relocation expense for employees engaged in the Services in accordance with Fluor Daniel's established policies, HR120 (including supplemental letter of September 13, 1995 to HR120, Article III D.3.a.) and HR125.

      (h)  INSURANCE AND BONDS.   Excluding the insurance referenced in
           Section 3.2 (a) 1. and 2., the cost of all project specific insurance premiums and the cost of all deductibles and losses not covered by insurance except Fluor Daniel's liability for property damage and consequential damages as specifically set forth in
           Article 6 and Section 11.8; cost of all performance and payment bonds and letters of credit required by this Agreement and Fluor Daniel's established policies. Fluor Daniel shall bond all subcontracts in accordance with Fluor Daniel standard policy (all subcontracts in excess of $100,000).

      (i) TAXES AND DUTIES. Cost of any taxes, duties, or licenses arising out of or applicable to this Agreement, other than taxes on net income.

      (j) PERMITS AND INSPECTIONS. Cost of permits, and the cost of inspections, required by any governmental body related to this Agreement.

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      (k)  COMMUNICATION EXPENSE.  Cost of postage, express and courier services, long distance telephone, telegraph, and teletype expense incurred for the Services. Long distance calls placed via Dial Access WATS lines, tie-lines, Foreign Exchange or similar lines shall be reimbursed at station-to-station rate; such calls completed via Operator Access WATS lines shall be reimbursed at station-to-station operator assisted rates, with person-to person service.

      (l) REPRODUCTION. Cost of printing and reproducing all technical information and other project related documents or correspondence in accordance with Exhibit "B" and subsequent revisions, less a discount of 20%.

      (m) COMPUTER SERVICES. Cost of computer services in accordance with schedules in Exhibit "B" and subsequent revisions, less a discount of 20%.

      (n) OFFICE EXPENSE. Cost of miscellaneous office expenses directly related to the Project, including but not limited to custom printed forms, special book bindings, freight, express, and other direct costs incurred in connection with the Services.

      (o) FIELD OFFICES AND FACILITIES. Cost of establishing, operating, and maintaining any necessary field offices, shops, fabrication facilities, warehouses, and storage facilities, including office furnishings, equipment, supplies, communications, utilities, and other field operations expenses.

      (p) AUDITS, MONITORING AND ACCOUNTING. Cost of periodic project audits and similar programs monitoring the financial and control aspects of the Services, and any project-specific accounting functions, including but not limited to, preparation of Owner property account records. If Fluor Daniel requests reimbursement of project audit activities then Fluor Daniel shall provide Owner a copy of the audit report.

      (q) LITIGATION AND RELATED COSTS. The actual cost of attorneys' fees, costs, settlements and judgments incurred in connection with any subcontract or vendor litigation, claims or disputes (except between Owner and Fluor Daniel) arising out of or in connection with the performance of this Agreement.

      (r) GENERAL EXPENSE. all other costs incurred directly for the Services and required by this Agreement, which are approved by Owner.

3.3   FEE

      Owner shall pay to Fluor Daniel a Fee equal to $3.5 Million, provided the Guaranteed Maximum Price ("GMP") is no less than $65 Million or greater than $75 Million. If the GMP is above $75 Million, the Fee shall be increased by four percent (4%) of such portion above $75 Million and, accordingly, if the GMP is below $65 Million, the Fee shall be reduced by four percent (4%) of such portion below $65 Million.

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3.4   NON-REIMBURSABLE COSTS

      Certain costs and expenses are not reimbursable directly to Fluor Daniel, but are included in the percentage allowance set forth in Section 3.2 (c). Included in these costs and expenses are the following:

      (a) Fluor Corporation and its subsidiaries' Executive Officers, including the Chairman of the Board, President, Vice Presidents (except as provided for in Section 3.2), Secretary, Treasurer, and Controller;

      (b) Fluor Corporation and subsidiary general management departments, including Sales, Public Relations, Personnel, Law, Medical, and Advertising personnel, when not directly engaged in the Services as well as general office personnel, consisting of telephone and teletype operators, guards, receptionists, mail room and janitorial and maintenance employees;

      (c) Home office general expenses, including local telephone, depreciation, rent and maintenance of home office facilities, rearrangements of facilities, furniture, office equipment, light, heat, cafeteria service and parking space;

      (d) General overhead expenses, consisting of the development of engineering and construction standards and programs, personnel training, entertainment and charity contributions; and

      (e) Property taxes on Fluor Daniel's real and personal property at the home office.

3.5   SAVINGS

      At Performance Completion costs will be summarized to determine any savings. Owner shall pay Fluor Daniel its percentage of any savings amount upon such determination. The percentage to be shared by each party shall be determined upon determination of the GMP.


                                    ARTICLE IV
                                 TERMS OF PAYMENT

4.1 FUNDING OF REIMBURSABLE COSTS AND PAYMENT OF FEE Fluor Daniel shall invoice Owner for all incurred costs and accrued Fee every two weeks. The Fee will be invoiced at the rate of 5% of the invoiced reimbursable costs up to the total amount of the Fee as described in Section 3.3. Owner shall pay Fluor Daniel by wire transfer all such invoices within fourteen (14) days of such invoice date; provided, however, that the Owner shall have the right to refuse to pay all or a portion of an invoice until it can obtain executed lien releases or resolve a dispute with Fluor Daniel regarding an invoice. Until resolution of a dispute over an invoice, the Owner shall pay the undisputed portion of the invoice, provided however all disputed

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      invoices must be resolved within thirty (30) days or submitted to mediation/arbitration in accordance with Section 11.15(i). Nothing herein shall preclude Owner from disputing any costs previously paid by Owner to Fluor Daniel.

      All invoices shall be in the mutually agreed format and detail and include the backup as reasonably requested by Owner. Owner shall not be required to pay in excess of the GMP and Fee amounts except as such amounts are adjusted herein.

4.2   DIRECT PAYMENTS

      Owner may, however, with prior notice to Fluor Daniel, elect to make direct payments to vendors for materials or services received by Fluor Daniel. Any direct payments made by Owner shall, nevertheless, be deemed Reimbursable Costs for the purpose of any Fee calculations based on Reimbursable Costs.

4.3   INTEREST
      If any payments are delinquent, interest shall accrue on such amounts which are delinquent from the due date until Fluor Daniel is paid at an annual rate equal to two (2%) percent above the prime rate then currently charged by the Chase Manhattan Bank in New York, New York, but in no event shall such rate exceed the maximum legal rate allowed by applicable usury laws. Payment of interest shall not excuse or cure any default or delay in payment of amounts due.

4.4   RETAINAGE
      Fluor Daniel shall withhold 10% of all subcontract amounts from all subcontractors until their respective work is completed as such completion is approved by Owner. In addition, the Owner may retain the last $1,000,000 of Fluor Daniel's Fee until Performance Completion of line 4, at which time Owner shall pay $500,000 of such retainage; with the remaining $500,000 to be paid upon Performance Completion of line 5.


                                     ARTICLE V
                                    GUARANTEES

5.1   FLUOR DANIEL'S SERVICES
      Fluor Daniel warrants that it will perform the Services in a workmanlike manner and in accordance with the standards of care and diligence normally practiced by recognized engineering and construction firms in performing Services of a similar nature. Fluor Daniel shall properly perform, at the written request of Owner at any time within the one (1) year period after Owner's acceptance pursuant to Section 10.2, all corrective Services within the original scope of Services necessary to conform to the foregoing guarantee. All costs incurred by Fluor Daniel in performing such

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      corrective services prior to completion and Final Payment  shall be reimbursable under Article III up to the GMP. For corrective services performed after completion and Final Payment, then Fluor Daniel and Owner shall share such costs on a 50/50 basis until all savings amounts have been expended. All costs for corrective Services in excess of the GMP shall be borne by Fluor Daniel.

5.2   THIRD PARTY ITEMS

      Fluor Daniel shall, for the protection of Owner, obtain from all vendors, subcontractors and construction contractors from which Fluor Daniel procures machinery or equipment, materials or services guarantees with respect to such machinery, equipment, materials and services, which shall be made available to Owner to the full extent of the terms thereof. Fluor Daniel's liability with respect to such machinery and equipment, materials and services shall be limited to procuring guarantees from such vendors, subcontractors or construction contractors and rendering all reasonable assistance to Owner for the purpose of enforcing the same during Fluor Daniel's one year warranty period.

5.3   LIMITATIONS

      All warranties made by Fluor Daniel in connection with the Services are limited to those set forth in this Article. Fluor Daniel makes no other warranties or guarantees, express or implied. Owner's failure to allow Fluor Daniel to promptly make such tests and perform such remedial services as Fluor Daniel may deem appropriate shall relieve Fluor
      Daniel of its warranty relative to the subject of such test or service. In no event shall Fluor Daniel be responsible or liable for any process performance of the Project relating to the ability of the Project to produce in a cost effective manner, to produce usable product or to produce product in accordance with any throughput criteria.


                                    ARTICLE VI
                                  INDEMNIFICATION

6.1   PERSONAL INJURY AND PROPERTY DAMAGE LIABILITY

      Fluor Daniel shall indemnify, defend and hold Owner harmless from any and all claims, liabilities and causes of action for injury to or death of any person, or for damage to or destruction of property (excluding, however, the property referred to in Sections 6.2 and 6.3) to the extent resulting from any and all negligent acts or omissions or willful misconduct of Fluor Daniel, or its subcontractors.

6.2   PROTECTION OF THE FACILITIES

      Fluor Daniel shall be responsible for and obligated to replace, repair or reconstruct, and to furnish any material, equipment or supplies furnished by Fluor Daniel, its subcontractors or vendors which are lost, damaged or destroyed prior to transfer of care, custody and control of the facility or the

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      affected portion thereof to Owner, however such loss or damage shall occur. Owner assumes all responsibility for such loss, damage or destruction after such transfer of care, custody and control to Owner.

6.3   OWNER'S PROPERTY

      As between Fluor Daniel and Owner prior to transfer and acceptance as stated in Section 10.1, Owner assumes responsibility for all loss of or damage to property owned by or in the custody of Owner which includes the Work, all items to be incorporated into the Work whether at the site, in storage or in transit as designated to Owner by Fluor Daniel (unless otherwise the responsibility of a supplier), however such loss or damage shall occur and agrees to maintain All Risk Builder's Risk Insurance, Fire and Extended Perils Coverage, and, Boiler and Machinery Explosion Coverage naming Fluor Daniel and it subcontractors as additional insured and does hereby agree to cause its insurance underwriters to waive or permit Owner to waive their rights of subrogation against Fluor Daniel and its subcontractors under any such insurance which Owner may carry. If
      Owner is not the sole owner of the facility or existing property at or adjacent to the jobsite, Owner shall obtain an undertaking from the other owners thereof sufficient to provide to Fluor Daniel the same protection from liability for loss or damage to such property as would be afforded to Fluor Daniel under this Section if Owner were the sole owner. Notwithstanding the foregoing, Fluor Daniel shall be liable for the first $20,000 in damages to Owner's property which results from the negligent acts of Fluor Daniel, its employees or subcontractors.

6.4   LIMITATIONS

      Fluor Daniel shall have no obligation to Owner with respect to any damage or loss to property caused by the perils of war, insurrection, revolution, nuclear reaction or other like perils as may be excluded under the scope and limits of the insurance coverage provided pursuant to Section 7.1.


                                    ARTICLE VII
                                     INSURANCE

7.1   COMMITMENT

      Commencing with the performance of its Services hereunder, and continuing until such Services have been completely performed (except with regard to "Builder's Risk" Course of Construction Insurance specified in subparagraph (d) below), Fluor Daniel and its subcontractors shall maintain standard insurance policies as follows:

      (a) Workers' Compensation and/or all other Social Insurance in accordance with the statutory requirements of the state, province or country having jurisdiction over Fluor Daniel's employees who are engaged in the Services, with Employer's Liability not less than One Million Dollars ($1,000,000) each accident; and

      (b) Commercial General Bodily Injury and Property Damage Liability, including Contractual and Contractor's Protective Liability. This insurance shall cover bodily injury to or death of persons and/or loss of or damage to property of parties other than Owner. Such insurance shall be provided in a Combined Single Limit of One Million Dollars ($1,000,000) for each occurrence; and

      (c) Business Automobile Liability Insurance covering owned, non-owned and hired automobile, with a combined single limit of liability for bodily injury and/or property damage of One Million Dollars ($1,000,000) each occurrence.

      (d) Owner shall provide All Risk "Builder's Risk" Insurance protecting the respective interests of Owner, Fluor Daniel and Fluor Daniel's subcontractors covering physical loss or damage during course of construction and any materials or equipment while at the jobsite, awaiting and during erection, and until transfer of care, custody and control of the facilities, or portion thereof, to Owner pursuant to
           Section 10.1. This insurance shall be maintained to cover the value of the work at risk. This insurance shall not cover losses caused by the perils of war or nuclear reaction as defined in the policy of insurance nor shall it cover loss of use, business interruption or loss of product.

      (e) Ocean Marine Cargo Insurance covering any and all materials and equipment which may be in transit to the jobsite by wet marine bottoms, or by air transportation and/or by connecting conveyances. Such insurance shall be maintained to cover limits at risk.

      (f) Excess Liability Insurance for liability in excess of that which is covered in Section 7.1(b) and (c) above up to the limit of $10,000,000 per occurrence and in the aggregate.

7.2   CERTIFICATES

      The foregoing insurance shall be maintained with carriers satisfactory to Owner, and the terms of coverage shall be as evidenced by certificates to be furnished Owner prior to commencement of Services. All renewal certificates shall be supplied to Owner within five (5) business days of removal. Such certificates shall provide that thirty (30) days' written notice shall be given to Owner prior to cancellation of any policy.

7.3 Compliance by Fluor Daniel with the requirements of Article VII shall not relieve Fluor Daniel of its liabilities and obligations under this Agreement or resulting from performance of Services.

                                   ARTICLE VIII
                           TERMINATION AND CANCELLATION

8.1   TERMINATION BY OWNER

      Should Fluor Daniel become insolvent or bankrupt, or should Fluor Daniel refuse or neglect to supply a sufficient number of properly skilled workmen, tools or material within Fluor Daniel's control, or should Fluor Daniel commit a substantial breach of this Agreement, and should Fluor Daniel thereafter fail to commence proceedings in good faith to remedy such within ten (10) days after written demand by Owner, Owner may terminate this Agreement and enter upon the premises and take possession thereof and at the same time instruct Fluor Daniel to remove from the premises all of its tools, equipment and supplies, or Owner may take possession of any and all of such tools, equipment and supplies for the purpose of completing the Services. Upon any such termination, Fluor Daniel shall be compensated for all reimbursable costs incurred for Services then performed in accordance with the provisions of Article III plus any Fee (calculated at five (5) percent of the reimbursable cost incurred as of the date of termination) associated with such completed Services. Except as specifically stated in Section 3.1, Owner shall have no liability to Fluor Daniel for any portion of the Fee associated with Services not performed. In the event that Owner uses any of Fluor Daniel's equipment or tools, Owner shall return the same to Fluor Daniel in good condition and repair, reasonable wear and tear excepted, and shall pay Fluor Daniel for the use thereof as provided in Article III.

8.2   TERMINATION BY FLUOR DANIEL

      Should Owner become insolvent or bankrupt or commit a breach or default of any of the covenants or obligations hereunder and (a) fail to remedy the same within ten (10) days after written notice thereof from Fluor Daniel if the breach constitutes a failure to pay money, or (b) fail to commence proceedings to remedy the same within ten (10) days after written notice thereof from Fluor Daniel and thereafter to proceed diligently in remedying the same if the breach is other than to pay money, then Fluor Daniel may terminate this Agreement. Should Fluor Daniel so terminate this Agreement, it shall be paid for all costs incurred and Fee (calculated at five (5) percent of the reimbursable cost incurred as of the date of termination) earned for Services performed to the date of termination, including any cancellation charges by vendors and subcontractors, and the cost of all demobilization expense, in accordance with the provisions of Article
      III.

8.3   CANCELLATION

      Owner reserves the right to cancel the Services for any reason and at anytime upon ten (10) days' written notice to Fluor Daniel, unless Fluor Daniel agrees in writing to a shorter notice period. Upon receipt of such termination notice, Fluor Daniel shall, unless the notice directs otherwise, immediately discontinue performance of the Services and make every reasonable effort to procure cancellation of any subcontracts or supply agreements upon terms satisfactory to Owner. Cost of such assistance shall be reimbursable. Should the Services be so cancelled by Owner without cause, Fluor Daniel shall be paid for all reimbursable costs incurred and Fee earned for Services performed to the date of cancellation and through demobilization, including any cancellation charges by vendors and subcontractors, in accordance with the provisions of Article III.


                                    ARTICLE IX
                                    COMPLETION

9.1   MECHANICAL AND PERFORMANCE COMPLETION

      Definition of Mechanical Completion - Definition is in accordance with Exhibit A-1.

      Definition of Performance Completion - As defined in accordance with Exhibit A-1.

      Upon mutual agreement of the parties, the definition of Mechanical Completion and Performance Completion will be added by amendment.

9.2   SCHEDULED COMPLETION

      On or about March 15, 1996, Fluor Daniel shall provide to Owner a detailed Project Scope of Work, a Guaranteed Maximum Price, a Project Schedule for the Project and the definitions of Mechanical Completion and Performance Completion. The parties intend to agree on these issues prior to April 1, 1996.

9.3   LIQUIDATED DAMAGES
      The Project Schedule shall include a target Performance Completion date for Line 4 of December 1, 1996. For every day after January 1, 1997 that Performance Completion of Line 4 has not be achieved, Fluor Daniel shall pay Owner as liquidated damages $5,000 per day until such Completion is achieved. For every day in advance of December 1, 1996 that Performance Completion is achieved, Owner shall pay Fluor Daniel a bonus of $10,000 per day. Under no condition shall either the liquidated damages or bonus exceed $500,000. Liquidated damages as set forth in this Section 9.3, shall be the Owner's sole and exclusive measure of damages in the event of Fluor Daniel's failure to achieve Performance Completion of Line 4 by December 1, 1996.


                                     ARTICLE X
                              TRANSFER AND ACCEPTANCE

10.1  CARE, CUSTODY AND CONTROL

      When Fluor Daniel deems that the facilities or any portion thereof are mechanically complete and ready for initial start-up operation, it shall so advise Owner. Unless Owner shall advise within 10 business days thereafter why the facilities or portions thereof are not mechanically complete and ready for initial start-up operation, mechanical completion shall be deemed to have occurred and the care, custody and control thereof shall pass to Owner. In any event, the care, custody and control of the facilities or portion thereof shall pass to Owner no later than the time when Owner takes physical possession thereof.
      Except for Fluor Daniel's warranty obligation under this Agreement, from and after the date of the transfer of the care, custody and control of the facilities or portion thereof, Owner shall assume all risks of physical loss or damage to Owner's property including without limitation the Work thereto and shall, and does hereby, release Fluor Daniel from and will require its insurers to waive their rights of subrogation against Fluor Daniel and its subcontractors for such loss or damage to the facilities which may thereafter occur.

10.2  ACCEPTANCE

      When Fluor Daniel deems it has completed the Services, it shall so notify Owner in writing. Within 10 business days thereafter, Owner shall advise Fluor Daniel in writing of any defects in the Services for which Fluor Daniel is responsible under this Agreement. As soon as any such defects are corrected (or as soon as the 10 day period for such notice has expired if Owner does not advise Fluor Daniel of any such defects within the period), Owner shall accept the Services in writing or they shall be deemed accepted, subject to Fluor Daniel's warranty obligation hereunder.


                                    ARTICLE XI
                                GENERAL PROVISIONS

11.1  INDEPENDENT CONTRACTOR

      Fluor Daniel shall perform and execute the provisions of this Agreement as an independent contractor with respect to the Services to be performed hereunder, except that any purchase orders for process or technology related materials and equipment will be issued and administered as agent for Owner. Except as hereinabove noted, neither Fluor Daniel nor its subcontractors, nor the employees of either, shall be deemed to be the servants, employees or agents of Owner.

11.2  SAFETY AND ENVIRONMENTAL

      (a) Fluor Daniel shall design the facilities for which it has design responsibility so that they comply with the accepted industry interpretation of applicable safety legislation, including State and Federal Occupational Safety and Health Acts (OSHA), and with all applicable environmental laws, rules and regulations in force at the time of development of designs. If Owner requests changes beyond those legally required and outside the scope of services,

           Owner and Fluor Daniel shall mutually agree upon any changes required, and such changes shall be treated as changes in the scope of the Services;

      (b) Fluor Daniel shall perform its Services in accordance with accepted industry interpretation of applicable laws, rules, regulations and orders relating to environmental concerns or the safety of Fluor Daniel's employees and shall require each construction contractor to have an appropriate safety program covering the construction contractor's employees;

      (c) From and after transfer of care, custody and control of the facilities or portion thereof but subject to Fluor Daniel's warranty obligation hereunder, Owner assumes all responsibility for compliance by the facilities or portion thereof with applicable safety and environmental laws, rules, regulations and orders;

      (d) Owner agrees to be responsible for any claim made by any employee of Owner against Owner or Fluor Daniel by reason of any personal injury
           or death which results from    Owner's violation of any State or
           Federal Occupational Safety and Health Act. Similarly, Fluor Daniel agrees to be responsible for claims made by any employee or subcontractor of Fluor Daniel against Fluor Daniel or Owner by reason of any personal injury or death which results from Fluor Daniel's violation of any State or Federal Occupational Safety and Health Act.

      (e) Anything herein to the contrary notwithstanding, title to, ownership of, and legal responsibility and liability for any and all "Pre-Existing Contamination" shall at all times remain with Owner. Pre-Existing Contamination is any hazardous or toxic substance present at the Project site which was not brought onto such site by Fluor Daniel or its subcontractor. Owner releases, and agrees to defend, indemnify and hold Fluor Daniel harmless from and against any and all liability which may in any manner arise or in any way be directly or indirectly caused by such Pre-Existing
           Contamination.

11.3  FORCE MAJEURE
      Any delays in or failure of performance by Owner or Fluor Daniel, other than payment of money, shall not constitute default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the control of Owner or Fluor Daniel, as the case may be, including, but not limited to: Acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; act of war; rebellion or sabotage or damage resulting therefrom; fires, floods, explosions, accidents; riots or strikes or other concerted acts of workmen, whether direct or indirect; or any causes, whether or not of the same class or kind as those specifically above named, which are not within the control of Owner or Fluor Daniel respectively, and which by the exercise of reasonable diligence, Owner or Fluor Daniel are unable to prevent Fluor Daniel shall notify Owner within a reasonable time of Fluor Daniel's knowledge of a force majeure event. Fluor Daniel and Owner shall jointly develop a plan to mitigate the effects of any force majeure event on the Project. The Project Schedule, if any, completion date(s), and any cost estimate(s) and/or maximum cost shall be equitably adjusted to account for any force majeure delay and Fluor Daniel shall be reimbursed by Owner under
      Article III for all costs incurred in connection with or arising from a force majeure event including, but not limited to, those costs incurred in the exercise of reasonable diligence to avoid or mitigate a force majeure event.

11.4  TITLE TO PLANS AND SPECIFICATIONS
      Drawings and specifications prepared by Fluor Daniel pursuant to this Agreement which Owner may require Fluor Daniel to supply in accordance with this Agreement shall become the property of Owner, Fluor Daniel hereby assigns and conveys all of its right, title and interest in and to any intellectual property rights which it may own in any and all work product produced under this Agreement. Owner agrees to indemnify, defend, and hold Fluor Daniel harmless from any liabilities arising out of the use by Owner of such designs and specifications except for the purpose for which they were intended.

      It is acknowledged that Fluor Daniel may utilize manuals, computer programs and other technical and procedural aids in connection with the Services which are not provided by Owner and may be proprietary to Fluor Daniel or third parties from whom Fluor Daniel has obtained permission to utilize same. Such items shall remain the property of Fluor Daniel and shall not be used or copied by Owner without Fluor Daniel's express written permission."

11.5  PATENTS

      Fluor Daniel shall indemnify and defend Owner against any claims for infringement of intellectual property rights regarding any items or processes designed by Fluor Daniel, except where such design process was supplied by Owner.

11.6  SECRECY AGREEMENTS

      Any agreements or representations between Fluor Daniel and Owner entered into prior to the effective date hereof relating to secrecy or confidentiality of information exchanged between Fluor Daniel and Owner shall survive any completion of the Services hereunder, or any other termination or cancellation of this Agreement, in accordance with the respective terms and conditions of such other agreement or agreements.

      All confidential information disclosed by Owner to Fluor Daniel, shall be returned to Owner no later than the end of the effective date of all confidentiality agreements.

      Further, any confidential information which is not returned to Owner shall be destroyed. Fluor Daniel shall be responsible for ensuring compliance with this provision on the part of all subcontractors, representatives and employees. Fluor Daniel, including all subcontractors, representatives and employees, shall continue to keep all Owner proprietary information obtained during the course of performing the Services confidential at all times subsequent to the termination date of their Agreements between Owner and Fluor Daniel.

11.7  REPRESENTATIONS AND REMEDIES
      Fluor Daniel makes no representations, covenants, warranties or guarantees, express or implied, other than those expressly set forth herein. IMPLIED WARRANTIES OF AND FITNESS FOR A PARTICULAR PURPOSE ARE SPECIFICALLY EXCLUDED. The parties' rights, liabilities, responsibilities and remedies with respect to the Services, whether in contract or otherwise, shall be exclusively those expressly set forth in this Agreement.

11.8  DAMAGES
      Fluor Daniel's responsibility for consequential damages, including, without limitation, liability for loss of use of the facilities which are the subject of this Agreement or existing property, loss of profits, loss of product or business interruption however the same may be caused, shall be limited to $125,000 per occurrence, up to an aggregate maximum of $500,000, for lost business income of Owner resulting from Fluor Daniel's negligent or willful acts or omissions. Fluor Daniel's liability is limited solely to interruption of utility services or destruction of the production lines or facility by Fluor Daniel which causes an interruption in the product lines. Owner hereby releases and agrees to defend and (except to the extent of Fluor Daniel's sole negligence) indemnify Fluor Daniel from and against any liability arising from Owner's or Owner's assignee's ownership, use or operation of the facilities which are the subject of this Agreement, except only as provided in Article V. If such facilities are to be owned or operated by a person or entity other than Owner, Owner shall obtain agreement of such other person or entity to the foregoing.

11.9  LIENS

      Fluor Daniel shall follow the directions of Owner whose preference is to avoid the filing of liens with respect to the action to be taken by Fluor Daniel regarding any lien filed on the facilities and Fluor Daniel shall, if ordered by Owner, discharge such lien and the costs incurred by Fluor Daniel in so doing shall be reimbursable under Article III.

11.10 SURPLUS MATERIALS
      It is understood that in performing Services of the scope and complexity of the Services to be performed hereunder, it is necessary and inevitable that certain surplus material be purchased. The purchase price and transportation costs of such surplus materials shall be considered reimbursable costs to the same extent as any materials incorporated into the completed facilities. Fluor Daniel shall, as soon as it is feasible to do so, determine and advise Owner what materials are surplus materials and thereafter shall dispose of such materials as directed by Owner, and the reimbursable costs shall be credited by an amount equal to the net proceeds therefrom.

11.11 AUDIT AND MAINTENANCE OF RECORDS

      Owner shall have the right to audit and inspect Fluor Daniel's project records and accounts covering costs hereunder at all reasonable times during the course of the Services and for a period of one (1) year after the acceptance thereof pursuant to Section 10.2 hereof; provided, however, that the purpose of any such audit shall be only for verification of such costs and compliance with this Agreement and that Fluor Daniel shall not be required to keep records of or provide access to those of its costs covered by the Fee, fixed rates, or of costs which are expressed in terms of percentages of other costs.

11.12 ASSIGNMENT
      This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, except that it may be assigned without such consent to the successor of either party, or to a person, firm or corporation acquiring all or substantially all of the business assets of such party or to a parent corporation or wholly owned subsidiary of either party, but such assignment shall not relieve the assigning party of any of its obligations under this Agreement. No assignment of this Agreement shall be valid until this Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.

11.13 SUBCONTRACTS
      Fluor Daniel may subcontract any portion of the Services. Fluor Daniel may have portions of the Services performed by its affiliated entities or their employees if approved by Owner, such approval shall not be unreasonably withheld. In either event Fluor Daniel shall be responsible for such Services and Owner shall look solely to Fluor Daniel as if the Services were performed by Fluor Daniel. Fluor Daniel will develop a bid list for the Services it wishes to subcontract and Owner shall approve the bid list, provided however, such approval shall not be unreasonably withheld, Fluor Daniel may subcontract any services to entities on the approved bid list. Owner shall have the right to review all Contracts with subcontractors.

11.14 NOTICES

      All notices pertaining to this Agreement shall be in writing and, if to Owner, shall be sufficient when sent registered or certified mail to Owner at the following address:

           Buckbee-Mears Cortland
           Kellogg Road
           P. O. Box 189
           Cortland, New York  13045
           Attention: Mr. Michael Simms
                   Project Manager

      All notices to Fluor Daniel shall be sufficient when sent registered or certified mail to Fluor Daniel at the following address:

           Fluor Daniel, Inc.
           100 Fluor Daniel Drive
           Greenville, SC  29607
           Attention:  Mr. Robert Powell,  Project Director

11.15 INTERPRETATION

      (a) This Agreement shall be governed by and interpreted in accordance with the laws of New York.

      (b) Headings and titles of Articles, Sections, paragraphs and other subparts of this Agreement are for convenience of reference only and shall not be considered in interpreting the text of this Agreement. Modifications or amendments to this Agreement must be in writing and executed by duly authorized representatives of each party.

      (c) Unless specifically stated to the contrary therein, indemnities against, releases from and limitations on liability expressed in this Agreement shall apply even in the event of the fault, negligence or strict liability of the party indemnified or released or whose liability is limited and shall extend to the officers, directors, employees, agents, licensors and related entities of such party.

      (d) In the event that any portion or all of this Agreement is held to be void or unenforceable, the parties agree to negotiate in good faith to reach an equitable agreement which shall effect the intent of the parties as set forth in this Agreement, and all other provisions shall remain in full force and effect.

      (e) The parties agree to look solely to each other with respect to the performance of this Agreement and the Services to be provided hereunder. This Agreement and each and every provision hereof is for the exclusive benefit of Owner and Fluor Daniel and not for the benefit of any third party, and no third party shall be entitled to rely upon or enforce the terms of this Agreement, or to be a third party beneficiary thereof, except to the extent expressly provided in
           Section 11.15 (c).

      (f) The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement, including, but not limited to, any expressed limitations of or releases from liability, shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration.

      (g) No failure by either party to insist on performance of any term, condition, or instruction, or to exercise any right or privilege included in this Agreement, and no waiver of any breach shall constitute a waiver of any other or subsequent term, condition, instruction, breach, right or privilege.

      (h) The parties acknowledge and agree that the terms and conditions of this Agreement, including but not limited to those relating to allocations and assumptions of, releases from, exclusions against and limitations of liability, have been freely and fairly negotiated. Each party acknowledges that in executing this Agreement they have relied solely on their own judgement, belief, and knowledge, and such advice as they may have received from their own counsel, and they have not been influenced by any representation or statements made by any other party or its counsel. No provision in this Agreement is to be interpreted for or against any party because that party or its counsel drafted such provision.

      (i) Any dispute, controversy, claim or cause of action arising out of or relating to this Agreement, or any breach thereof, shall be resolved by discussion in good faith between senior officials of the parties. If the parties are unable to resolve a dispute through good faith discussions within 30 days and the amount in controversy is less than $2,000,000, the parties agree to submit such dispute to mediation by a neutral third party agreed upon by the parties.
           The cost of mediation shall be borne equally by the parties.  In the event the parties are unable to resolve the dispute through mediation within 30 days, such dispute shall be finally settled by binding arbitration in accordance with the Construction
           Arbitration Rules of the American Arbitration Association in
           effect on the date of this Agreement by a single arbitrator appointed by such Association in accordance with such Rules. The allocation of the costs of the arbitration shall be determined by the arbitrator. The place of arbitration shall be Syracuse, New
           York.   The award rendered by the arbitrator shall be final and
           binding on the parties, and judgement upon the award may be entered in any court having proper jurisdiction. If the amount of either party's aggregate claims is equal to or greater than $2,000,000, the parties shall resolve their dispute through litigation, unless otherwise agreed by both parties. Fluor Daniel hereby consents to jurisdiction in New York for any such action. Unless otherwise designated by the Owner in writing, Fluor Daniel shall continue to perform the Services during any dispute resolution proceedings, provided the aggregate amount in dispute is less than $500,000 and subject to the Owner making payment to Fluor Daniel of undisputed costs.

11.16 SOLICITATION OF EMPLOYEES - Fluor Daniel agrees that, for a period of two years from the date of this Agreement, it will not, directly or indirectly, solicit for employment or for hire any employee of the Owner or any of its affiliates with whom Fluor Daniel has had contact or who became known to Fluor Daniel in connection with its performance of the Services; provided, however, that the foregoing provision shall not prevent Fluor Daniel from employing any such person who contacts it on his/her own initiative without any direct or indirect solicitation by or encouragement from Fluor Daniel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

BUCKBEE-MEARS CORTLAND                       FLUOR DANIEL, INC.
a Unit of BMC Industries Inc.

BY      /s/William A. Guernsey               BY  /s/ James Whitten
  ----------------------------                 ---------------------

TITLE   President - BMC Mask Operations      TITLE   Vice President
        -------------------------------              ---------------

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